Filed Pursuant to Rule 424(b)(2)
Registration No. 333-248963

Prospectus supplement

(To Prospectus dated September 22, 2020)

$600,000,000

Advance Auto Parts, Inc.

$300,000,000 5.900% Notes due 2026

$300,000,000 5.950% Notes due 2028

This is an offering of $300,000,000 aggregate principal amount of 5.900% Notes due 2026 (the “2026 Notes”) and $300,000,000 aggregate principal amount of 5.950% Notes due 2028 (the “2028 Notes” and, together with the 2026 Notes, the “notes”). The 2026 Notes will mature on March 9, 2026, and the 2028 Notes will mature on March 9, 2028. Interest on each series of notes will be payable in cash on March 9 and September 9 of each year, commencing on September 9, 2023.

We may redeem some or all of the notes of either series at any time or from time to time at the applicable redemption prices discussed under the caption “Description of notes—Optional redemption.” Upon a change of control triggering event, as described herein, with respect to a series of notes, we will be required to offer to repurchase the notes of such series from holders as described under the caption “Description of notes—Change of control.”

The notes will be our unsecured senior obligations and will rank equally in right of payment with our other existing and future senior indebtedness. The notes will be fully and unconditionally guaranteed by Advance Stores Company, Incorporated and each of our domestic subsidiaries that in the future guarantees our $1.2 billion unsecured revolving credit facility or certain other indebtedness. This prospectus supplement and the accompanying prospectus include additional information about the terms of the notes. We do not intend to list the notes on any national securities exchange.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 4 OF THE ACCOMPANYING PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS BEFORE INVESTING IN ANY OF OUR SECURITIES.

	Per 2026 Note	Total	Per 2028 Note	Total

Public offering price(1)	99.938%	$299,814,000	99.919%	$299,757,000
Underwriting discount	0.350%	$1,050,000	0.600%	$1,800,000
Proceeds, before expenses, to Advance Auto Parts, Inc.	99.588%	$298,764,000	99.319%	$297,957,000

(1)	Plus accrued interest, if any, from March 9, 2023, if settlement occurs after such date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We expect that the notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking S.A, on or about March 9, 2023.

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Truist Securities

US Bancorp	Wells Fargo Securities

Co-Managers

Fifth Third Securities				PNC Capital Markets LLC
Citigroup	Citizens Capital Markets	KeyBanc Capital Markets	SMBC Nikko	TD Securities

March 6, 2023

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part is the accompanying prospectus, which provides more general information about us and our debt securities. To the extent information in this prospectus supplement conflicts with information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

We and the underwriters have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus supplement and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on its respective cover, even though this prospectus supplement may be delivered or securities may be sold under this prospectus supplement on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, “Advance Auto Parts,” “we,” “us,” “our” and similar terms refer to Advance Auto Parts, Inc., its subsidiaries and their respective operations on a consolidated basis. Our fiscal year consists of 52 or 53 weeks ending on the Saturday closest to December 31 of each year. Our fiscal year ended January 2, 2021 included 53 weeks of operations, and our fiscal years ended January 1, 2022 and December 31, 2022 included 52 weeks of operations.

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Summary

This summary highlights information from this prospectus supplement and may not contain all the information that may be important to you. Accordingly, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein, including the financial statements and related notes, before making an investment decision. You should read this prospectus supplement and the accompanying prospectus, including information incorporated by reference, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety. You should carefully consider the information set forth under “Risk factors” in this prospectus supplement and the documents incorporated by reference herein.

Our company

We are a leading automotive aftermarket parts provider in North America, serving both professional installers and “do-it-yourself” (“DIY”) customers, as well as independently owned operators. Our stores and branches offer a broad selection of brand names, original equipment manufacturer and owned brand automotive replacement parts, accessories, batteries and maintenance items for domestic and imported cars, vans, sport utility vehicles and light and heavy duty trucks. As of December 31, 2022, we operated 4,770 total stores and 316 branches primarily under the trade names “Advance Auto Parts,” “Carquest” and “Worldpac.”

We were founded in 1929 as Advance Stores Company, Incorporated, and operated as a retailer of general merchandise until the 1980s. During the 1980s, we began targeting the sale of automotive parts and accessories to DIY customers. We initiated our professional delivery program in 1996 and have steadily increased our sales to professional customers since 2000. We have grown significantly as a result of strategic acquisitions, new store openings and comparable store sales growth. Advance Auto Parts, Inc., a Delaware corporation, was incorporated in 2001 in conjunction with the acquisition of Discount Auto Parts, Inc. In 2014, we acquired General Parts International, Inc., a privately held company that was a leading distributor and supplier of original equipment and aftermarket automotive replacement products for professional markets operating under the Carquest and Worldpac trade names.

Corporate information

Our principal executive offices are located at 4200 Six Forks Road, Raleigh, North Carolina 27609. Our telephone number is (540) 362-4911 and our website is www.AdvanceAutoParts.com. The information posted on our website (except for the Securities and Exchange Commission (“SEC”) filings expressly incorporated by reference herein) is not incorporated into this prospectus supplement or the accompanying prospectus and is not part of this prospectus supplement or the accompanying prospectus, and any such information should not be relied upon in connection with an investment decision to purchase the notes offered hereby.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Advance Auto Parts, Inc.

Securities offered	$300,000,000 aggregate principal amount of 5.900% Notes due 2026.

$300,000,000 aggregate principal amount of 5.950% Notes due 2028.

Maturity	The 2026 Notes will mature on March 9, 2026, and the 2028 Notes will mature on March 9, 2028.

Interest rate and payment dates	The 2026 Notes will bear interest at a rate of 5.900% per year. The 2028 Notes will bear interest at a rate of 5.950% per year.

Interest on each series of notes will be payable in cash on March 9 and September 9 of each year, commencing on September 9, 2023.

Note guarantees	The notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis, by Advance Stores Company, Incorporated (the “Guarantor”), which is currently the only guarantor that guarantees our $1.2 billion unsecured revolving credit facility (the “credit facility”) and our existing notes (as defined below), and each of our domestic subsidiaries that in the future guarantees our credit facility or certain other indebtedness. See “Description of notes—Subsidiary guarantees.”

Ranking	The notes will be:

•	effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	structurally subordinated to any indebtedness of any of our subsidiaries that do not guarantee the notes;

•	equal in right of payment with all of our existing and future senior indebtedness; and

•	senior in right of payment to all our existing and future subordinated indebtedness.

The subsidiary guarantee of the Guarantor will be:

•	effectively subordinated to any secured indebtedness of the Guarantor to the extent of the value of the assets securing such indebtedness;

•	structurally subordinated to any indebtedness of any subsidiaries of the Guarantor that do not guarantee the notes;

•	equal in right of payment with the Guarantor’s existing and future senior indebtedness; and

•	senior in right of payment to the Guarantor’s existing and future subordinated indebtedness.

As of December 31, 2022, after giving effect to the $621 million of additional net borrowings under our credit facility subsequent to December 31, 2022, this offering and the use of proceeds thereof as described in “Use of proceeds,” our total outstanding consolidated debt would have been approximately $2.0 billion, including our subsidiaries but excluding unused commitments.

As of December 31, 2022, after giving effect to the $621 million of additional net borrowings under our credit facility subsequent to December 31, 2022, this offering and the use of proceeds thereof as described in “Use of proceeds,” the Guarantor would have had no outstanding debt, excluding its guarantee of the notes offered hereby, our 1.75% senior unsecured notes due October 1, 2027 (the “2027 Notes”), our 3.90% senior unsecured notes due April 15, 2030 (the “2030 Notes”) and our 3.50% senior unsecured notes due March 15, 2032 (collectively with the 2027 Notes and the 2030 Notes, the “existing notes”), any remaining amounts outstanding under our credit facility and unused commitments.

As of December 31, 2022, our subsidiaries that are not guarantors had no outstanding indebtedness or other material liabilities outside of the normal course of business, some of which may be structurally senior to the notes.

Optional redemption	We may redeem some or all of the notes of either series at any time and from time to time at the applicable redemption prices described under the heading “Description of notes—Optional redemption.”

Change of control offer	In the event of a change of control triggering event as described herein, with respect to a series of notes, we will be required to offer to repurchase the notes of such series at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. See “Description of notes—Change of control.”

Covenants	Each series of notes will be issued under a base indenture, as supplemented by a supplemental indenture, which will contain covenants with respect to, among other things:

•	incurrence of debt secured by liens; and

•	entry into sale and leaseback transactions.

These covenants are subject to a number of qualifications and exceptions. See “Description of notes—Certain covenants.”

Further issues of notes	We may, from time to time, without notice to or the consent of the holders of the notes, issue additional notes of either series and create and issue additional series of debt securities having the same terms as and ranking equally and ratably with the notes of such series in all respects, as described under “Description of notes—Further issuances of notes.”

Form and denomination	Each series of notes will be issued only in registered form without coupons in minimum denominations of $2,000 and only integral multiples of $1,000 above that amount.

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated notes, except in limited circumstances. See “Description of notes—Book-entry procedures.”

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $595 million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for the repayment of outstanding borrowings under our credit facility, with any remainder to be used for general corporate purposes. See “Use of proceeds.”

Conflicts of interest	Affiliates of each of the underwriters are lenders under our credit facility and will receive their pro rata share of the net proceeds of this offering through the repayment of outstanding borrowings under our credit facility. This offering will be made in compliance with FINRA Rule 5121, pursuant to which the appointment of a qualified independent underwriter is not necessary in connection with this offering as the notes are expected to be rated investment grade. See “Underwriting (conflicts of interest)—Conflicts of interest” in this prospectus supplement.

Trustee	Computershare Trust Company, N.A. as successor to Wells Fargo Bank, National Association.

Risk factors	Investing in the notes involves risks. You should carefully consider, along with other information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus, the specific factors set forth under “Risk factors” for risks involved with an investment in the notes.

Risk factors

Investing in the notes involves risks. You should carefully consider the risk factors set forth in our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q incorporated by reference in this prospectus supplement or the accompanying base prospectus, as well as the other information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus, before making a decision to invest in the notes. See “Where you can find more information.”

Our level of indebtedness, a downgrade in our credit ratings or a deterioration in global credit markets could limit the cash flow available for operations and could adversely affect our ability to service our debt or obtain additional financing.

As of December 31, 2022, after giving effect to the $621 million of additional net borrowings under our credit facility subsequent to December 31, 2022, this offering and the use of proceeds thereof as described in “Use of proceeds,” our total outstanding consolidated debt would have been approximately $2.0 billion (including our subsidiaries but excluding unused commitments). As of December 31, 2022, the Guarantor had no outstanding debt (excluding its guarantee of the notes, our existing notes, amounts outstanding under our credit facility and unused commitments). Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our debt obligations. For example, our level of indebtedness could, among other things:

•	affect our liquidity by limiting our ability to obtain additional financing for working capital;

•	limit our ability to obtain financing for capital expenditures and acquisitions or make any available financing more costly;

•

require us to dedicate all or a substantial portion of our cash flow to service our debt, which would reduce funds available for other business purposes, such as capital expenditures, dividends or acquisitions;

•	limit our flexibility in planning for or reacting to changes in the markets in which we compete;

•	place us at a competitive disadvantage relative to our competitors who may have less indebtedness;

•	render us more vulnerable to general adverse economic and industry conditions; and

•	make it more difficult for us to satisfy our financial obligations.

The indenture governing our notes and the credit agreement governing our credit facilities contain financial and other restrictive covenants. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt, including the notes.

In addition, our overall credit rating may be negatively impacted by deteriorating and uncertain credit markets or other factors that may or may not be within our control. The interest rates on our credit facility are linked directly to our credit ratings and the interest rates on future debt we issue or incur likely would be affected by our credit ratings in effect at the time such debt is issued or incurred. Accordingly, any negative impact on our credit ratings would likely result in higher interest rates and interest expense on any borrowings under our credit facility and less favorable terms on our other operating and financing arrangements, including additional debt we may issue or incur in the future. In addition, it could reduce the attractiveness of certain vendor payment programs whereby third-party institutions finance arrangements to our vendors based on our credit rating, which could result in increased working capital requirements.

Conditions and events in the global credit market could have a material adverse effect on our access to short- and long-term borrowings to finance our operations and the terms and cost of that debt. It is possible that one or more of the banks that provide us with financing under our credit facility may fail to honor the terms of our credit facility or be financially unable to provide the unused credit as a result of significant deterioration in such bank’s financial condition. An inability to obtain sufficient financing at cost-effective rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The notes and the guarantee of the notes will be unsecured and rank behind any secured creditors to the extent of the value of the collateral securing their claims.

The notes will be our senior unsecured indebtedness. The notes initially will be guaranteed on an unsecured basis by the Guarantor. As of December 31, 2022, we had no secured indebtedness. To the extent that we or the Guarantor incur secured indebtedness in the future, holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, including our existing notes. In that event, because the notes will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

We can release subsidiary guarantees from time to time without the consent of holders.

Under the terms of the indenture that will govern the notes, holders of the notes will be deemed to have consented to the release of the guarantee of the notes provided by a subsidiary guarantor without any action required on the part of the trustee or any holder of the notes, upon such subsidiary guarantor ceasing to guarantee or be an obligor with respect to our credit facility and certain other debt. Accordingly, if the lenders under our credit facility release the Guarantor from its guarantee of, or obligations as a borrower under, our credit facility, or if our credit facility is terminated in full, the obligations of the Guarantor to guarantee the notes will immediately terminate, unless the Guarantor incurs or guarantees obligations under any other credit facility or capital markets debt with an aggregate principal outstanding or committed amount of at least $25.0 million, at any time that any existing notes remain outstanding, or at least $75.0 million, at any time that no existing notes remain outstanding, and such obligations are not also released. In addition, the Guarantor will be released and relieved from all its obligations under its subsidiary guarantee in the other circumstances described in “Description of notes—Subsidiary guarantees.” Such release would result in any debt or other obligations of the Guarantor becoming structurally senior to the notes.

We may not be able to repurchase the notes upon a change of control triggering event.

Upon a change of control triggering event with respect to a series of notes, as defined under the indenture that will govern the notes, we are required to offer to repurchase all of the notes of such series then outstanding at a price equal to 101% of the principal amount of the notes repurchased, plus accrued interest. If a change of control triggering event were to occur, we may not have sufficient funds to pay the repurchase price for the outstanding notes tendered, and we expect that it would require third-party financing; however, we may not be able to obtain such financing on favorable terms, if at all. In addition, the occurrence of a change of control triggering event may result in an event of default under, or require us to purchase, our other existing or future senior indebtedness. Moreover, the exercise by the holders of their right to require us to purchase the notes could cause a default under our existing or future senior indebtedness, even if the occurrence of a change of control triggering event does not, due to the financial effect of such purchase on us. Our failure to purchase tendered notes at a time when the purchase is required by the indenture would constitute an event of default under the indenture, which, in turn, may constitute an event of default under future debt. See “Description of notes—Change of control.”

We are a holding company and are dependent on dividends and other distributions from our subsidiaries.

We are a holding company with no direct operations. We have no significant assets other than equity interests in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions may be restricted by provisions in credit instruments, applicable state business organization laws and other laws and regulations. If our subsidiaries are prevented from distributing funds to us, we may be unable to pay all of the principal and interest on the notes when due.

An active trading market for the notes may not develop.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for a listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell the notes. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell the notes or the price at which you will be able to sell the notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

Your right to receive payments on the notes could be adversely affected if any of our subsidiaries that are not guarantors declare bankruptcy, liquidate or reorganize.

Most of our subsidiaries will not guarantee the notes, and those subsidiaries may incur debt and other liabilities, to the extent permitted by the indenture. In the event of any bankruptcy, liquidation or reorganization of any of our subsidiaries that are not guarantors, the rights of the holders of the notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the notes will be structurally subordinated to the outstanding and other liabilities, including trade payables, of our subsidiaries that are not guarantors. As of December 31, 2022, our subsidiaries that are not guarantors had no outstanding indebtedness or other material liabilities outside of the normal course of business, some of which may be structurally senior to the notes.

In addition, the indenture governing the notes will not prohibit our subsidiaries, including our subsidiaries that are not guarantors, from incurring additional indebtedness (subject to certain limitations on indebtedness secured by liens on property or assets), which could be structurally senior to the notes and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries, including our subsidiaries that are not guarantors.

A subsidiary guarantee may be unenforceable due to voidable transfer statutes.

Under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided, or claims in respect of a subsidiary guarantee could be subordinated, to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such subsidiary guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Note regarding forward-looking statements

Certain statements in this prospectus supplement and the accompanying prospectus, including documents incorporated by reference herein or therein, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “should,” “strategy,” “will,” or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about our strategic initiatives, operational plans and objectives, expectations for economic conditions and recovery and future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect our views based on historical results, current information and assumptions related to future developments. Except as may be required by law, we undertake no obligation to update any forward-looking statements made in this prospectus, including the documents incorporated by reference herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, factors related to the timing and implementation of strategic initiatives, including with respect to labor shortages or disruptions and the impact on our ability to complete store openings, deterioration of general macroeconomic conditions, the highly competitive nature of our industry, demand for our products and services, complexities in our inventory and supply chain and challenges with transforming and growing our business. Please refer to “Risk factors” in this prospectus and the documents incorporated by reference herein for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $595 million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for the repayment of outstanding borrowings under our credit facility, with any remainder to be used for general corporate purposes.

As of the date of this prospectus supplement, we had $806 million of borrowings outstanding under our credit facility, which matures on November 9, 2027, unless extended in accordance with the terms of the credit agreement. Borrowings under the credit facility currently bear interest at a rate of 7.75% per annum. Affiliates of each of the underwriters are lenders under our credit facility and will receive their pro rata share of the net proceeds of this offering through the repayment of outstanding borrowings under our credit facility. See “Underwriting (conflicts of interest)—Conflicts of interest” in this prospectus supplement.

Description of notes

The following description of the particular terms of the notes supplements the description of the general terms of the debt securities set forth under the heading “Description of Debt Securities and Guarantees” in the accompanying prospectus. If the descriptions are inconsistent, the information in this prospectus supplement replaces the information in the accompanying prospectus with respect to the notes.

We are issuing the notes under the indenture, dated as of April 29, 2010, or the Original Indenture, among us, the Guarantor and Computershare Trust Company, N.A. as successor to Wells Fargo Bank, National Association, as trustee, as supplemented by a supplemental indenture, to be dated the date of issuance of the notes, setting forth specific terms of the notes (together with the Original Indenture, the “Indenture”). The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

In this description, the words “we,” “us,” “our” and “Advance Auto Parts” refer only to Advance Auto Parts, Inc. and not to any of its subsidiaries.

The following summary of certain provisions of the Indenture, the notes and the guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture, including, without limitation, the definitions of certain terms in the Indenture. Copies of the Indenture are available upon request at the address indicated under “Where you can find more information.”

General

The notes will be issued only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 above that amount. The notes initially will be represented by one or more global certificates registered in the name of a nominee of DTC as described under “—Book-Entry, Delivery and Form.”

The trustee, through its corporate trust office, will act as our paying agent and security registrar in respect of the notes. The current location of such corporate trust office is 600 South 4th Street, 7th Floor, Minneapolis, MN 55415. So long as the notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by us through the paying agent to DTC.

The notes will not be entitled to the benefit of any sinking fund.

The notes will be fully and unconditionally guaranteed on an unsubordinated unsecured basis by Advance Stores Company, Incorporated (the “Guarantor”), which is currently the only guarantor that guarantees the Credit Facility and our Existing Notes, and each of our subsidiaries that in the future incurs or guarantees obligations under the Credit Facility or any other Credit Facility Debt or Capital Markets Debt (each as defined under “—Subsidiary guarantees”).

Principal, maturity and interest

We are issuing $300,000,000 aggregate principal amount of 2026 Notes and $300,000,000 aggregate principal amount of 2028 Notes in this offering.

The 2026 Notes will mature on March 9, 2026, and the 2028 Notes will mature on March 9, 2028.

The 2026 Notes and the 2028 Notes will be issued as separate series of notes under the Indenture and will vote separately for all purposes.

Interest on the 2026 Notes will accrue at a rate of 5.900% per annum, and interest on the 2028 Notes will accrue at a rate of 5.950% per annum. Interest on each series of notes will be payable semi-annually in arrears on March 9 and September 9 of each year, commencing on September 9, 2023. We will pay interest to those persons who were holders of record on the February 24 or August 24 immediately preceding each interest payment date. If we deliver global notes to the trustee for cancellation on a date that is after the record date and on or before the corresponding interest payment date, then interest shall be paid in accordance with the provisions of DTC. Interest on each series of notes will accrue from the date of original issuance of the notes or, if interest has already been paid on the notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subsidiary guarantees

Our obligations under the notes will be fully and unconditionally guaranteed, jointly and severally, on an unsubordinated unsecured basis by the Guarantor and each of our subsidiaries that in the future incurs or guarantees obligations under the Credit Facility or any other Credit Facility Debt or Capital Markets Debt.

Each subsidiary guarantee will rank equally in right of payment with all existing and future liabilities of the applicable subsidiary guarantor that are not subordinated. Each subsidiary guarantee will effectively rank junior to any secured indebtedness of its respective subsidiary guarantor to the extent of the value of the assets securing such indebtedness. Under the terms of any subsidiary guarantee, holders of the notes will not be required to exercise their remedies against us before they proceed directly against the subsidiary guarantors.

For purposes of the guarantee provisions of the Indenture, the following terms are defined as follows:

“Capital Markets Debt” means any debt for borrowed money that (i) is in the form of, or represented by, bonds, notes, debentures or other securities (other than promissory notes or similar evidences of debt under a credit agreement) and (ii) has an aggregate principal amount outstanding of (A) at least $25.0 million, at any time that any Existing Notes remain outstanding or (B) at least $75.0 million at any time that no Existing Notes remain outstanding.

“Credit Facility” means the credit agreement, dated as of November 9, 2021, among us, Advance Stores Company, Incorporated, the lenders referred to therein and Bank of America, N.A., as administrative agent, as amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Credit Facility Debt” means any debt for borrowed money that (i) is incurred pursuant to a credit agreement, including pursuant to the Credit Facility or other agreement providing for revolving credit loans, term loans or other debt entered into between us or any of our subsidiaries and any lender or group of lenders and (ii) has an aggregate principal amount outstanding or committed of (A) at least $25.0 million, at any time that any Existing Notes remain outstanding or (B) at least $75.0 million at any time that no Existing Notes remain outstanding.

“Existing Notes” means our 1.75% senior unsecured notes due October 1, 2027, 3.90% senior unsecured notes due April 15, 2030 and 3.50% senior unsecured notes due March 15, 2032.

“subsidiary guarantor” means each of our subsidiaries that is or becomes a guarantor under the Indenture.

Under the Indenture, the holders of the notes will be deemed to have consented to the release of the guarantee of the notes provided by a subsidiary guarantor, without any action required on the part of the trustee or any holder of the notes, upon such subsidiary guarantor ceasing to guarantee or be an obligor with respect to the Credit Facility or any other Credit Facility Debt or Capital Markets Debt of us or any subsidiary. Accordingly, if the lenders under the Credit Facility release a subsidiary guarantor from its guarantee of, or obligations as a borrower under, the Credit Facility, or if the Credit Facility is terminated in full, the obligations of our subsidiaries to guarantee the notes will immediately terminate, unless our subsidiaries incur or guarantee obligations under any other Credit Facility Debt or Capital Markets Debt (not including any Capital Markets Debt where the guarantees are being simultaneously released). We will give prompt written notice to the trustee of the automatic release of any subsidiary guarantor. If any of our subsidiaries incur or guarantee obligations under any Credit Facility Debt or Capital Markets Debt while the notes are outstanding, then such subsidiaries will be required to guarantee the notes.

In addition, a subsidiary guarantor will be released and relieved from all its obligations under its subsidiary guarantee in the following circumstances, each of which will be permitted by the Indenture:

•

upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of such subsidiary guarantor (other than to us or any of our affiliates); or

•	upon the sale or disposition of all or substantially all the property of such subsidiary guarantor (other than to any of our affiliates other than another subsidiary guarantor);

provided, however, that, in each case, after giving effect to such transaction, such subsidiary is no longer liable for any guarantee or other obligations in respect of any of our or our subsidiaries’ Credit Facility Debt or Capital Markets Debt.

The subsidiary guarantee of a subsidiary guarantor also will be released if we exercise our legal defeasance or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged as described under “—Discharge of the Indenture.” At our written instruction, the trustee will execute and deliver any documents, instructions or instruments evidencing any such release.

Ranking

The notes will be:

•	our unsubordinated unsecured obligations;

•	effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	structurally subordinated to any indebtedness of any of our subsidiaries that do not guarantee the notes;

•	pari passu with all our existing and future unsubordinated indebtedness; and

•	senior in right of payment to all our existing and future subordinated indebtedness.

The subsidiary guarantee of the Guarantor will be:

•	an unsubordinated unsecured obligation of the Guarantor;

•	effectively subordinated to any secured indebtedness of the Guarantor to the extent of the value of the assets securing such indebtedness;

•	structurally subordinated to any indebtedness of any subsidiaries of the Guarantor that do not guarantee the notes;

•	pari passu with the Guarantor’s existing and future unsubordinated indebtedness; and

•	senior in right of payment to the Guarantor’s existing and future subordinated indebtedness.

We only have a stockholder’s claim on the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of the notes will only be creditors of us and any subsidiary guarantors. In the case of subsidiaries that are not subsidiary guarantors, all of the existing and future liabilities of these subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party, including the Credit Facility. We may not be able to pay the cash purchase price if a holder requires us to repurchase notes as described below under “—Change of control.”

Our subsidiaries have other liabilities, including contingent liabilities that may be significant. The Indenture will not contain any limitations on the amount of additional debt that we and our subsidiaries may incur. The amount of this debt could be substantial, and this debt may be debt of our subsidiaries that are not subsidiary guarantors, in which case this debt would be effectively senior in right of payment to the notes.

Further issuances of notes

We may, from time to time, without notice to or the consent of the holders of the notes, issue additional notes of either series, in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes of such series previously issued, and such additional notes will form a single series with the previously issued notes of such series, including for voting purposes; provided that any additional notes of such series that are not fungible with the notes offered hereby for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number from the notes offered hereby. In addition, we may from time to time create and issue additional series of debt securities having the same terms as and ranking equally and ratably with the notes in all respects.

Optional redemption

Prior to March 9, 2026 in the case of the 2026 Notes or February 9, 2028 in the case of the 2028 Notes (the “2028 Notes Par Call Date”), we may redeem the 2026 Notes or 2028 Notes, as applicable, at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)	(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming, in the case of the 2028 Notes, the 2028 Notes to be redeemed matured on the 2028 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points in the case of the 2026 Notes or 30 basis points in the case of the 2028 Notes, less (b) interest accrued to the date of redemption; and

(2)	100% of the principal amount of the Notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2028 Notes Par Call Date, we may redeem the 2028 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2028 Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs:

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to March 9, 2026 in the case of the 2026 Notes or the 2028 Notes Par Call Date in the case of the 2028 Notes (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to March 9, 2026 in the case of the 2026 Notes or to the 2028 Notes Par Call Date in the case of the 2028 Notes, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, March 9, 2026 in the case of the 2026 Notes or the 2028 Notes Par Call Date in the case of the 2028 Notes. If there is no United States Treasury security maturing on March 9, 2026 in the case of the 2026 Notes or the 2028 Notes Par Call Date in the case of the 2028 Notes, but there are two or more United States Treasury securities with a maturity date equally distant from March 9, 2026 in the case of the 2026 Notes or the 2028 Notes Par Call Date in the case of the 2028 Notes, one with a maturity date preceding March 9, 2026 in the case of the 2026 Notes or the 2028 Notes Par Call Date in the case of the 2028 Notes and one with a maturity date following March 9, 2026 in the case of the 2026 Notes or the 2028 Notes Par Call Date in the case of the 2028 Notes, we shall select the United States Treasury security with a maturity date preceding March 9, 2026 in the case of the 2026 Notes or the 2028 Notes Par Call Date in the case of the 2028 Notes. If there are two or more United States Treasury securities maturing on March 9, 2026 in the case of the 2026 Notes or the 2028 Notes Par Call Date in the case of the 2028 Notes or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes of a series for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC, the redemption of the notes shall be done in accordance with the policies and procedures of DTC.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Change of control

Upon the occurrence of a Change of Control Triggering Event with respect to a series of notes, unless we have exercised our right to redeem the notes of such series as described above under “—Optional redemption,” the Indenture will provide that each holder of notes of such series will have the right to require us to purchase all or a portion of such holder’s notes of such series pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes of such series on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to a series of notes, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we are required to send, electronically or by first class mail, a notice to each holder of notes of such series, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any one of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than us or one of our subsidiaries;

(2)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or any other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)	Advance Auto Parts consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Advance Auto Parts, in any such event pursuant to a transaction in which any of our outstanding Voting Stock (or any other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed) or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock (or any other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed) outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4)	the adoption of a plan relating to the liquidation or dissolution of Advance Auto Parts.

“Change of Control Triggering Event” means, with respect to a series of notes, the notes of such series cease to be rated Investment Grade by each of the Rating Agencies on any date during the Trigger Period. If a Rating Agency is not providing a rating for such notes at the commencement of any Trigger Period, such notes will be deemed to have ceased to be rated Investment Grade, as applicable, by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually occurred.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means each of Moody’s and S&P; provided that if either Moody’s or S&P ceases to provide rating services to companies or investors, we may appoint a replacement for such Rating Agency.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Trigger Period” means the period commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change).

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The change of control feature of the notes may in certain circumstances make it more difficult to consummate or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

Certain covenants

SEC reports

The Indenture will provide that we will agree to file with the Trustee, within 15 days after we file the same with the SEC, copies of the annual reports and of the information, documents, and other reports, if any, that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act.

Limitation on liens

The Indenture will provide that we will not, and will not permit any of our subsidiaries to, create, incur, issue, assume or guarantee any debt secured by a Lien (other than Permitted Liens) upon any Property, or upon shares of capital stock or evidence of indebtedness issued by any of our subsidiaries, and owned by us or by any of our subsidiaries, without making effective provision to secure all of the notes, equally and ratably with any and all other debt secured thereby, so long as any of such other debt shall be so secured.

“Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for selling automotive parts and accessories or the warehousing or distributing of such products, owned or leased by us or any Significant Subsidiary.

“Significant Subsidiary” means any subsidiary that would be a significant subsidiary of Advance Auto Parts within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

Limitation on sale and leaseback transactions

The Indenture will provide that we will not, and will not permit any subsidiary to, enter into any arrangement with any person providing for the leasing by us or any subsidiary of any Property that has been or is to be sold or transferred by us or such subsidiary to such person, with the intention of taking back a lease of such property or assets (a “Sale and Leaseback Transaction”) unless either:

•

within 12 months after the receipt of the proceeds of the sale or transfer, we or any subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such property or assets (as determined in good faith by our board of directors as of any date within 90 days prior to the date of such sale or transfer) to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt; or

•

we or such subsidiary would be entitled, at the effective date of the sale or transfer, to incur debt secured by a Lien on such property or assets in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the notes pursuant to the covenant described under “—Limitation on liens.”

The foregoing restriction in the paragraph above will not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals; (ii) between us and a subsidiary or between subsidiaries; provided that the lessor is us or a wholly-owned subsidiary; or (iii) entered into within 270 days after the later of the acquisition or completion of construction of the subject property or assets.

Subsidiary guarantees

The Indenture will provide that if, after the issue date of the notes, any Credit Facility Debt or Capital Markets Debt of Advance Auto Parts or any subsidiary of Advance Auto Parts is or becomes guaranteed by any of our domestic subsidiaries then, if such domestic subsidiary is not already a subsidiary guarantor, we shall cause such domestic subsidiary within 30 days after such domestic subsidiary guarantees such Credit Facility Debt or Capital Markets Debt to (a) execute and deliver to the trustee a supplemental indenture pursuant to which such domestic subsidiary will fully and unconditionally guarantee all of our obligations under the Indenture and (b) deliver to the trustee an opinion of counsel to the effect that (i) such supplemental indenture and guarantee of the notes has been duly executed and authorized and (ii) such supplemental indenture and guarantee of the notes constitutes a valid, binding and enforceable obligation of such domestic subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws and except insofar as enforcement thereof is subject to general principles of equity.

Merger, consolidation or sale of assets

The Indenture will provide that we will not merge, consolidate or amalgamate with or into any other person (other than a merger of a wholly-owned subsidiary of Advance Auto Parts into Advance Auto Parts) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of our property in any one transaction or series of related transactions unless:

(1)	Advance Auto Parts shall be the surviving person or the surviving person (if other than Advance Auto Parts) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(2)	the surviving person (if other than Advance Auto Parts) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such surviving person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by us;

(3)	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing; and

(4)	we deliver, or cause to be delivered, to the trustee an officer’s certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent in the Indenture relating to such transaction have been complied with.

For the purposes of this covenant, the sale, transfer, assignment, lease, conveyance or other disposition of all the property of one or more of our subsidiaries, which property, if held by us instead of such subsidiaries, would constitute all or substantially all of our property on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our property.

The Indenture will provide that, unless the subsidiary guarantee of a subsidiary guarantor is permitted to be released in connection with such transaction as described above under “—Subsidiary guarantees,” no subsidiary guarantor will merge, consolidate or amalgamate with or into any other person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its property in any one transaction or series of related transactions unless:

(1)	such subsidiary guarantor shall be the surviving person or the surviving person (if other than such subsidiary guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, limited partnership or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(2)	the surviving person (if other than such subsidiary guarantor) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such surviving person, such subsidiary guarantor’s guarantee of the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by such subsidiary guarantor;

(3)	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing; and

(4)	we deliver, or cause to be delivered, to the trustee, an officer’s certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent in the Indenture relating to such transaction have been complied with.

Certain definitions

The following terms used in “—Covenants” are defined as follows. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by us) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at our option, be extended).

“Consolidated Net Tangible Assets” means the aggregate amount of our assets (less applicable reserves and other properly deductible items) and our consolidated subsidiaries’ assets after deducting therefrom (a) all current liabilities (excluding the sum of any debt for money borrowed having a maturity of less than twelve months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendable beyond twelve months from such date at the option of the borrower and, without duplication, any current installments thereof payable within such twelve month period) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

“Funded Debt” means debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with United States generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any debt for which money in the amount necessary for the payment or redemption of such debt is deposited in trust either at or before the maturity date thereof.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, security interest, lien, encumbrance or other security arrangement of any kind or nature on or with respect to such property or assets.

“Permitted Liens” means:

(1)	Liens (other than Liens created or imposed under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), for taxes, assessments or governmental charges or levies not yet subject to penalties for non-timely payment or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property or assets subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(2)	statutory Liens of landlords and Liens of mechanics, materialmen, warehousemen, carriers and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that any such Liens which are material secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(3)	Liens (other than Liens created or imposed under ERISA) incurred or deposits made by us and our subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, laws or regulations, or to secure the performance of tenders, statutory obligations, bids, leases, trade or government contracts, surety, indemnification, appeal, performance and return-of-money bonds, letters of credit, bankers acceptances and other similar obligations (exclusive of obligations for the payment of borrowed money), or as security for customs or import duties and related amounts;

(4)	Liens in connection with attachments or judgments (including judgment or appeal bonds), provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(5)	Liens securing indebtedness (including capital leases) incurred to finance the purchase price or cost of construction of property or assets (or additions, repairs, alterations or improvements thereto), provided that such Liens and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

(6)	Liens securing industrial revenue bonds, pollution control bonds or similar types of tax-exempt bonds;

(7)	Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

(8)	encumbrances, covenants, conditions, restrictions, easements, reservations and rights of way or zoning, building code or other restrictions, (including defects or irregularities in title and similar encumbrances) as to the use of real property, or Liens incidental to conduct of the business or to the ownership of our or our subsidiaries’ properties not securing debt that do not in the aggregate materially impair the use of said properties in the operation of our business, including our subsidiaries, taken as a whole;

(9)	leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with our business, including our subsidiaries, taken as a whole;

(10)	Liens on property or assets at the time such property or assets is acquired by us or any of our subsidiaries;

(11)	Liens on property or assets of any person at the time such person becomes one of our subsidiaries;

(12)	Liens on receivables from customers sold to third parties pursuant to credit arrangements in the ordinary course of business;

(13)	Liens existing on the date of the Indenture or any extensions, amendments, renewals, refinancings, replacements or other modifications thereto;

(14)	Liens on any property or assets created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property or assets, whether directly or indirectly, by way of share disposition or otherwise;

(15)	Liens securing debt of one of our subsidiaries owed to us or to another one of our subsidiaries;

(16)	Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(17)	Liens to secure debt of joint ventures in which we or any of our subsidiaries has an interest, to the extent such Liens are on property or assets of, or equity interests in, such joint ventures;

(18)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(19)	Liens arising from financing statement filings regarding operating leases;

(20)	Liens in favor of customs and revenue authorities to secure custom duties in connection with the importation of goods;

(21)	Liens securing the financing of insurance premiums payable on insurance policies; provided, that, such Liens shall only encumber unearned premiums with respect to such insurance, interests in any state guarantee fund relating to such insurance and subject and subordinate to the rights and interests of any loss payee, loss payments which shall reduce such unearned premiums;

(22)	Liens securing cash management obligations (that do not constitute indebtedness) in the ordinary course of business;

(23)	Liens on any property or assets of our foreign subsidiaries securing debt of such subsidiaries (but not our debt or any of our domestic subsidiaries’ debt);

(24)	Liens securing indebtedness in an aggregate principal amount at any time outstanding not exceeding $250.0 million in respect of any arrangement under which we or any subsidiary transfers, once or on a revolving basis, without recourse (except for indemnities and representations customary for securitization transactions and except for the retention of risk in an amount and form required by applicable laws and regulations or as is customary for a similar type of transaction) involving one or more “true sale” transactions, accounts receivable or interests therein and related assets customarily transferred in connection with securitization transactions (a) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers; and

(25)

other Liens on our property or assets and the property or assets of our subsidiaries securing debt in an aggregate principal amount (together with the aggregate amount of all Attributable Debt in respect of Sale and Leaseback Transactions entered into in reliance on this clause) not to exceed, as of any date of incurrence of such debt pursuant to this clause and after giving effect to such incurrence and the application of the proceeds therefrom, the greater of (1) $375.0 million and (2) 15% of our Consolidated Net Tangible Assets.

“Senior Funded Debt” means all Funded Debt of ours or our subsidiaries (except Funded Debt, the payment of which is subordinated to the payment of the notes).

Events of default

Each of the following constitutes an event of default with respect to each series of notes:

(1)	a default in payment of the principal amount or redemption price with respect to any note of such series when such amount becomes due and payable;

(2)	our failure to pay interest on any note of such series within 30 days of when such amount becomes due and payable;

(3)	our failure to comply with any of our covenants or agreements in the Indenture or the notes of such series (other than a failure that is subject to the foregoing clause (1) or (2)) and our failure to cure (or obtain a waiver of) such default and such failure continues for 90 days after written notice is given to us as provided below;

(4)	a default under any debt for money borrowed by us or any Significant Subsidiary that results in acceleration of the maturity of such debt, or failure to pay any such debt within any applicable grace period after final stated maturity, in an aggregate amount greater than $25.0 million at any time that any Existing Notes remain outstanding, or $75.0 million at any time that no Existing Notes remain outstanding, or its foreign currency equivalent at the time without such debt having been discharged or acceleration having been rescinded or annulled within 10 days after receipt by us of notice of the default by the trustee or holders of not less than 25% in aggregate principal amount of the notes then outstanding;

(5)	certain events of bankruptcy, insolvency or reorganization affecting us, any subsidiary guarantor or any Significant Subsidiary; and

(6)	except as permitted by the Indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any subsidiary guarantor, or any person acting on its behalf, shall deny or disaffirm its obligation under the subsidiary guarantee.

A default under clause (3) is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes of such series then outstanding notify us of the default and we do not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

If an event of default (other than an event of default specified in clause (5) above with respect to us or any subsidiary guarantor) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the notes of a series then outstanding may, by notice to us in writing (and to the trustee, if given by holders of such notes) specifying the event of default, declare to be immediately due and payable the principal amount of all the notes of such series then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an event of default specified in clause (5) above with respect to us or any subsidiary guarantor shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the notes of a series then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to such series if all events of default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes of a series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of such series.

No holder of notes of a series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(1)	such holder has previously given to the trustee written notice of a continuing event of default;

(2)	the registered holders of at least 25% in aggregate principal amount of the notes of such series then outstanding have made a written request and offered indemnity or security to the trustee reasonably satisfactory to it to institute such proceeding as trustee; and

(3)	the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes of such series then outstanding a written direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.

The Indenture will provide that if a default with respect to the notes occurs and is continuing and is known to the trustee, the trustee must mail to each holder of notes notice of the default within 90 days after it occurs. The trustee may withhold the notice if and so long as it in good faith determines that withholding notice is in the interest of the holders of the notes.

The Indenture will require us to furnish to the trustee, within 120 days after the end of each fiscal year, commencing with the fiscal year ending December 30, 2023, a written statement of an officer regarding compliance with the Indenture. Within 30 days after the occurrence of any default or event of default, we are required to deliver to the trustee written notice in the form of an officer’s certificate of such default or event of default, specifying its status and what actions we are taking or propose to take with respect thereto.

Modification and waiver

Modifications and amendments of the Indenture as it relates to each series of notes may be made by us, any subsidiary guarantors and the trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes affected by such modification or amendment.

No such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

•	reduce the principal amount of notes the holders of which must consent to an amendment, modification, supplement or waiver;

•	reduce the rate of or extend the time of payment for interest on any note;

•	reduce the principal amount or extend the stated maturity of any note;

•	reduce the amount payable upon the redemption of any note or add redemption provisions to any note;

•	make any note payable in money other than that stated in the Indenture or the note;

•	other than in accordance with the provisions of the Indenture, eliminate any existing subsidiary guarantee of the notes;

•	impair the right to receive, and to institute suit for the enforcement of, any payment with respect to the note; or

•	make any change to the amendment and waiver provisions of the notes.

Without the consent of any holder, we, any subsidiary guarantors and the trustee may amend the Indenture to, among other things:

•

cure any ambiguity, omission, defect or inconsistency or correct or supplement any provision contained in the Indenture, in any supplemental indenture or in any notes that may be defective or inconsistent with any other provision contained therein or in any applicable prospectus, prospectus supplement and/ or freewriting prospectus or offering document with respect to the notes;

•	provide for the assumption by a successor of our or any subsidiary guarantor’s obligations under the Indenture as permitted thereunder;

•	provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;

•	add guarantees with respect to the notes; or

•	make any other change that does not adversely affect the rights of any holder in any material respect.

The holders of at least a majority in principal amount of the outstanding notes of a series affected may waive compliance by us with certain restrictive provisions of the Indenture with respect to such series. The holders of at least a majority in principal amount of the outstanding notes of a series may waive any past default under the Indenture with respect to such series, except a default in the payment of principal or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding note.

Defeasance

We may terminate at any time all our obligations with respect to each series of notes, which we refer to as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. We may also terminate at any time our obligations with respect to each series of notes under the covenants described under “—Change of control” and “—Certain covenants” and the events of default specified in clauses (4) and (5) under “—Events of default”, which we refer to as “covenant defeasance.” We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to a series of notes, payment of such series of notes may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to a series of notes, payment of such series of notes may not be accelerated because of an event of default specified in clause (3) (with respect to the covenants described under “—Change of control” and “—Certain covenants”). If we exercise our legal defeasance option or our covenant defeasance option, each subsidiary guarantor will be released from its obligations with respect to its subsidiary guarantee.

The legal defeasance option or the covenant defeasance option with respect to a series of notes may be exercised only if:

(1)	we irrevocably deposit in trust with the trustee money or U.S. Government obligations or a combination thereof for the payment of principal of and interest on the notes of such series to maturity or redemption, as the case may be;

(2)	we deliver to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on the notes of such series to maturity or redemption, as the case may be;

(3)	123 days pass after the deposit is made and during the 123-day period no default described in clause (5) under “—Events of default” occurs with respect to us or any other person making such deposit, which is continuing at the end of the period;

(4)	no default or event of default has occurred and is continuing on the date of such deposit (other than, if applicable, a default or event of default resulting from the borrowing of funds to be applied to such deposit);

(5)	such deposit does not constitute a default under any other agreement or instrument binding on us;

(6)	in the case of the legal defeasance option, we deliver to the trustee an opinion of counsel stating that:

(i)	we have received from, or there has been published by, the IRS a ruling, or

(ii)	since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case, to the effect that, and based thereon such opinion of counsel shall confirm that, the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(7)	in the case of the covenant defeasance option, we deliver to the trustee an opinion of counsel to the effect that the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(8)	we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the Indenture.

Discharge of the Indenture

If at any time (i) we deliver to the trustee all notes of either series theretofore authenticated (other than any notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in the Indenture and for whose payment money and/or U.S. Government obligations have been deposited in trust or segregated and held in trust by us and thereupon repaid to us or discharged from such trust, as provided in the Indenture) for cancellation or (ii) the notes of such series not theretofore delivered to the trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we irrevocably deposit with the trustee cash in United States dollars, noncallable U.S. Government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay at maturity or upon redemption the notes not theretofore delivered to the Trustee for cancellation, and if in either case we pay all other sums related to such notes payable under the Indenture by us and we have delivered to the trustee an opinion of counsel and an officer’s certificate, each stating that all conditions precedent relating to the satisfaction and discharge of the Indenture with respect to such notes have been complied with, then the Indenture shall, subject to certain surviving provisions, cease to be of further effect with respect to such series. The trustee, on demand and at our expense, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture.

Regarding the trustee

The Indenture will provide that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Governing law

The Indenture, the notes and the subsidiary guarantee will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Book-entry, delivery and form

Certain book-entry procedures for the global notes

The notes will be initially issued in the form of one or more global notes in definitive, fully registered, book- entry form, which we refer to as “global notes.” Each global note will be deposited upon issuance with the trustee, as custodian for DTC, and registered in the name of DTC or its nominee.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the United States) or Euroclear Bank or Clearstream if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Interests in the global notes will be held in minimum denominations of $2,000 and any integral multiple of $1,000 above that amount. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time. The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;
•	a “banking organization” within the meaning of the New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and
•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC holds securities for its participants (“DTC Participants”), and facilitates the clearance and settlement of securities transactions in deposited securities among DTC Participants through electronic book-entry changes to the accounts of DTC Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC Participants include securities brokers and dealers (including some or all of the underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system also is available to other entities such as Clearstream, Euroclear, banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a direct DTC Participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through direct DTC Participants or Indirect Participants in DTC.

Euroclear and Clearstream each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders (each such account holder, a “participant” and collectively, the “participants”). Euroclear and Clearstream provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream also deal with domestic securities markets in several countries through established depositary and custodial relationships. Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective participants may settle trades with each other. Euroclear is incorporated under the laws of Belgium and Clearstream is incorporated under the laws of Luxembourg.

Book-entry procedures

Pursuant to procedures established by DTC, upon issuance of the notes represented by a global note, DTC will credit, on its book-entry registration and transfer system, the accounts of direct DTC Participants designated by the underwriters with an interest in that global note. Ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership interests in the global notes will be effected only through, records maintained by DTC (with respect to the interests of DTC Participants) and by DTC Participants and Indirect Participants (with respect to the interests of persons other than DTC Participants).

The laws of some jurisdictions may require that some purchasers of notes take physical delivery of those notes in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of DTC Participants, who in turn act on behalf of persons who hold interests through such DTC Participants, the ability of a person holding a beneficial interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical note in respect of that interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global note for all purposes of the notes and the Indenture. Except as provided below, owners of beneficial interests in a global note (1) will not be entitled to have the notes represented by that global note registered in their names, (2) will not receive or be entitled to receive physical delivery of certificated notes, and (3) will not be considered the owners or holders of the notes represented by that beneficial interest under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a DTC Participant or an Indirect Participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to nor payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Beneficial interests in the global notes may not be exchanged for certificated notes. However, if DTC notifies us that it is unwilling or unable to be a depositary for the global notes or ceases to be a clearing agency or if we so elect (subject to DTC’s procedures) or if there is an event of default under the notes, DTC will exchange the global notes for certificated notes that it will distribute to its DTC Participants and Indirect Participants.

In connection with any proposed exchange of global notes for notes in definitive registered form, we or DTC will be required to provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including, without limitation, any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on any such information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Payments with respect to the principal of and interest on a global note will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global note. Payments by the DTC Participants and the Indirect Participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the DTC Participants and Indirect Participants and not of DTC.

Secondary market trading between DTC Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Secondary market trading between Euroclear Participants or Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and persons holding directly or indirectly through Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Although we understand that DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. None of Advance Auto Parts, any subsidiary guarantor, the trustee or any of their respective agents will have any responsibility or liability for the performance by DTC, Euroclear or Clearstream or their respective participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Settlement and payment

We will make payments in respect of the notes represented by the global notes (including principal and interest) by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to certificated notes, we will make, or cause to be made, all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.

Because of time zone differences, the securities account of a Euroclear Participant or Clearstream Participant purchasing an interest in a global note from a DTC Participant will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

None of us, the Guarantor, the trustee or any of our or their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global note, or for maintaining, supervising or reviewing any records.

Material U.S. federal income tax consequences

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, Internal Revenue Service (the “IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address alternative minimum tax consequences, U.S. federal estate or gift tax laws, or all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations, certain accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements, and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to holders purchasing the notes for cash at original issue pursuant to this offering at the price set forth on the cover of this prospectus supplement. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code (generally, assets held for investment).

As used herein, “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of the notes who or that is, or is treated as:

•	an individual that is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, it has validly elected to continue to be treated as a U.S. person.

No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such partners should consult their tax advisors as to the tax consequences of an investment in the notes.

Prospective investors should consult their own tax advisors with regard to the application of the U.S. federal income tax consequences discussed below to their particular situations as well as the application of any state, local, non-U.S. or other tax laws, including gift and estate tax laws, and any tax treaties.

U.S. Holders

Certain additional payments

In certain circumstances we may elect or be obligated to make payments on the notes in excess of principal and stated interest. See “Description of notes—Optional redemption” and “Description of notes—Change of control.”

Based in part on assumptions regarding the likelihood that such additional amounts will be paid, we intend to take the position that there is no more than a remote chance that we will make such payments and the notes should accordingly not be treated as contingent payment debt instruments, or CPDIs, for U.S. federal income tax purposes because of the possibility of such additional payments. Assuming such position is respected, a U.S. Holder would be required to include in income the amount of any such additional payments at the time such payments are received or accrued in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as CPDIs, U.S. Holders, including those that use the cash method of accounting for U.S. federal income tax purposes, could be required to accrue interest income at a rate higher than the stated interest rate on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of the notes.

U.S. Holders are urged to consult their tax advisors regarding the potential application of the CPDI rules to the notes and the consequences thereof. The remaining discussion assumes that the notes will not be treated as CPDIs.

Interest

It is expected and this discussion assumes that either the “issue price” (i.e., the first price at which a substantial amount of the notes is sold to the public for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) of the notes will equal the stated principal amount of the notes or, if the issue price is less than the stated principal amount, the difference will be less than a de minimis amount (as set forth in the Code and applicable Treasury regulations).

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale or other taxable disposition of the notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference, if any, between the amount realized upon the disposition (less any portion allocable to accrued and unpaid interest, which will be taxable as interest as described above) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the price such U.S. Holder paid for the note. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Non-corporate U.S. Holders may be eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Backup withholding and information reporting

Information returns generally will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or disposition of the notes. A U.S. Holder may be subject to backup withholding when such U.S. Holder receives interest and principal payments on the notes or upon the proceeds received upon the sale or other disposition of such notes. Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. Holder will be subject to backup withholding if such U.S. Holder is not otherwise exempt and such U.S. Holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide the required information to the IRS.

Medicare tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such U.S. Holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its gross interest income and its net gains from the disposition of the notes, unless such interest or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of this tax to your income and gains in respect of the notes.

Non-U.S. Holders

A “non-U.S. Holder” is a beneficial owner of the notes who is neither a U.S. Holder nor a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

Interest

Subject to the discussions below under “—Backup withholding and information reporting” and “—FATCA withholding”, interest paid to a non-U.S. Holder will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•

such non-U.S. Holder is not a controlled foreign corporation that is related to us through direct or indirect stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

(1) the non-U.S. Holder certifies in a statement (generally, IRS Form W-8BEN or IRS Form W-8BEN-E) provided to the applicable withholding agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such non-U.S. Holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from the 30% withholding tax on interest under an income tax treaty between the United States and the non-U.S. Holder’s country of residence. To claim such a reduction or exemption, a non-U.S. Holder must generally complete IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and claim this reduction or exemption on the form. In some cases, a non-U.S. Holder may instead be permitted to provide documentary evidence of its claim to an intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files. A non-U.S. Holder generally will also be exempt from withholding tax on interest if such interest is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business (as described below) and the non-U.S. Holder provides us or the applicable withholding agent with an IRS Form W-8ECI.

The certification requirements described above may require a non-U.S. Holder that claims the benefit of an income tax treaty to also provide its U.S. taxpayer identification number. Prospective investors should consult their own tax advisors regarding the certification requirements for non-U.S. persons.

Sale or other taxable disposition of the notes

Subject to the discussion below under “—Backup withholding and information reporting,” a non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note that is not effectively connected with a U.S. trade or business of the non-U.S. Holder. However, a non-U.S. Holder may be subject to tax on such gain if such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such non-U.S. Holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain, which may be offset by certain U.S. source capital losses.

U.S. trade or business

If interest or gain from a disposition of the notes is effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business, and, if an income tax treaty applies, the non-U.S. Holder maintains a U.S. “permanent establishment” to which the interest or gain is attributable, the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided by the non-U.S. Holder, which generally is IRS Form W-8ECI). A foreign corporation that is a non-U.S. Holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup withholding and information reporting

Backup withholding will not apply to payments of principal or interest made by us or our paying agent to a non- U.S. Holder of a note if the non-U.S. Holder meets the identification and certification requirements discussed above under the subheading “—Interest” for exemption from U.S. federal withholding tax or otherwise establishes an exemption. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

•

a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

Payment of the proceeds from a disposition by a non-U.S. Holder of a note made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. Holder establishes an exemption from information reporting and backup withholding.

Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstances and the availability of any procedure for obtaining an exemption from withholding, information reporting and backup withholding under current U.S. Treasury Regulations. In this regard, current Treasury Regulations provide that a certification may not be relied on if the payor knows or has reason to know that the certification may be false. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide the required information to the IRS.

FATCA withholding

Pursuant to Sections 1471 to 1474 of the Code and the U.S. Treasury Regulations promulgated thereunder (the provisions commonly known as FATCA), interest on the notes paid to a foreign financial institution may be subject to withholding at a rate of 30% unless (x)(1) such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (2) such institution resides in a jurisdiction with which the United States has entered into an intergovernmental agreement to implement FATCA and (y) such foreign financial institution provides the withholding agent with a certification that it is eligible to receive payment free of FATCA withholding. The legislation also imposes a U.S. federal withholding tax of 30% on interest on the notes paid to a non-financial foreign entity unless such entity provides the withholding agent (i) with a certification that such entity does not have any “substantial United States owners” or (ii) certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. tax authorities. A foreign financial institution or non-financial foreign entity can meet the certification requirements by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable. Under certain circumstances, a U.S. Holder or non-U.S. Holder might be eligible for refunds or credits of such taxes from the IRS. An intergovernmental agreement between the United States and the applicable foreign country may modify these requirements. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

Underwriting (conflicts of interest)

J.P. Morgan Securities LLC, BofA Securities, Inc. and Truist Securities, Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us, the Guarantor and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal amount of 2026 Notes	Principal amount of 2028 Notes
J.P. Morgan Securities LLC	$57,000,000	$57,000,000

BofA Securities, Inc.	57,000,000	57,000,000

Truist Securities, Inc.	57,000,000	57,000,000

U.S. Bancorp Investments, Inc.	30,000,000	30,000,000

Wells Fargo Securities, LLC	30,000,000	30,000,000

Fifth Third Securities, Inc.	12,000,000	12,000,000

PNC Capital Markets LLC	12,000,000	12,000,000

Citigroup Global Markets Inc.	9,000,000	9,000,000

Citizens Capital Markets, Inc.	9,000,000	9,000,000

KeyBanc Capital Markets Inc.	9,000,000	9,000,000

SMBC Nikko Securities America, Inc.	9,000,000	9,000,000

TD Securities (USA) LLC	9,000,000	9,000,000

Total	$300,000,000	$300,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such prices less a concession not in excess of 0.200% of the principal amount of the 2026 Notes and 0.350% of the principal amount of the 2028 Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.150% of the principal amount of the 2026 Notes and 0.250% of the principal amount of the 2028 Notes to certain other dealers. After the initial offering, the public offering prices, concession or any other term of the offering may be changed.

	2026 Notes		2028 Notes

	Per Note	Total	Per Note	Total
Underwriting Discount	0.350%	$1,050,000	0.600%	$1,800,000

The expenses of the offering, not including the underwriting discount, are estimated at $1.3 million and are payable by us.

New issue of notes

The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market- making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

We expect to deliver the notes against payment for the notes on the third business day following the date of the pricing of the notes, which we refer to as T+3. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, investors who wish to trade the notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the anticipated delivery hereunder should consult with their own advisors.

Short positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of interest

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. Under our credit agreement, an affiliate of BofA Securities, Inc. acts as administrative agent, and an affiliate of J.P. Morgan Securities LLC, BofA Securities, Inc., Truist Securities, Inc., an affiliate of U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC act as joint lead arrangers and joint bookrunners. Affiliates of each of the underwriters are lenders under our credit facility and will receive their pro rata share of the net proceeds of this offering through the repayment of outstanding borrowings under our credit facility. This offering will be made in compliance with FINRA Rule 5121, pursuant to which the appointment of a qualified independent underwriter is not necessary in connection with this offering as the notes are expected to be rated investment grade. The underwriters subject to FINRA Rule 5121 will not confirm sales of notes to any account over which they exercise discretionary authority without the prior written consent of the customer.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve our and our affiliates’ securities and instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge, and certain other of these underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and short positions in such securities and instruments.

Notice to prospective investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one or more of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus

Regulation from the requirement to publish a prospectus for offers of the notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

Notice to prospective investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (“EUWA”); (ii) a customer within the meaning of the provisions of the UK’s Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of the notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation and the FSMA.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to prospective investors in Japan

The notes offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”). The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, notes and units of shares and notes of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except:

(1)	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018”), we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Legal matters

Hogan Lovells US LLP will pass upon certain legal matters for us relating to the validity of the notes offered hereby. Davis Polk & Wardwell LLP will pass upon certain legal matters for the underwriters relating to the offering of the notes.

Experts

The consolidated financial statements and the related financial statement schedule of Advance Auto Parts, Inc. as of December 31, 2022 and January 1, 2022, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this prospectus supplement, and the effectiveness of Advance Auto Parts, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements and financial statement schedule are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents that are “furnished”):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 28, 2023;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed on April 1, 2022 incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 1, 2022; and

•	our Current Report on Form 8-K, filed with the SEC on February 28, 2023 (solely with respect to the information filed pursuant to Item 5.02).

All other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of the accompanying prospectus from the date of the filing of such documents.

We make available free of charge through our website (www.AdvanceAutoParts.com) our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and registration statements, and amendments thereto, filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of the accompanying prospectus.

PROSPECTUS

ADVANCE AUTO PARTS, INC.

Debt Securities

Guarantees of Debt Securities

We may offer and sell the debt securities listed above from time to time in amounts, at prices and on terms that we will determine at the time of one or more offerings. We will provide the specific terms of any debt securities we actually offer for sale in supplements to this prospectus. A prospectus supplement may also add, change or update information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you purchase any of our debt securities.

We may offer and sell the debt securities directly or through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the debt securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from such sales will be set forth in the applicable prospectus supplement.

INVESTING IN OUR DEBT SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS BEFORE INVESTING IN ANY OF OUR DEBT SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 22, 2020.

Unless the context otherwise requires, “Advance,” “we,” “us,” “our” and similar terms refer to Advance Auto Parts, Inc., its subsidiaries and their respective operations on a consolidated basis.

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any jurisdiction where offers or sales are not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement is accurate only as of the date on its respective cover, even though this prospectus may be delivered or securities may be sold under this prospectus on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. By using this shelf registration statement, we may, from time to time, offer and sell any or all of the debt securities described in the registration statement in one or more offerings. Each time that we offer and sell debt securities, we will provide a prospectus supplement to this prospectus that contains specific information about the debt securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any debt securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the section entitled “Where You Can Find More Information.”

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and any applicable prospectus supplement, including documents incorporated by reference herein or therein, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “should,” “strategy,” “will,” or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about our strategic initiatives, operational plans and objectives, and outlook, future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect our views based on historical results, information currently available as of the date of this prospectus and assumptions related to future developments. Advance cautions investors that such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, factors related to the timing and implementation of strategic initiatives, the highly competitive nature of our industry, demand for our products and services, complexities in our inventory and supply chain, challenges with transforming and growing our business and factors related to the current global pandemic. Except as may be required by law, we undertake no obligation to update any forward-looking statements made in this prospectus, including the documents incorporated by reference herein. Please refer to “Risk Factors” for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

OUR COMPANY

We are a leading automotive aftermarket parts provider in North America, serving both professional installers, or Professional, and ‘do-it-yourself,’ or DIY, customers as well as independently owned operators. Our stores and branches offer a broad selection of brand name, original equipment manufacturer, or OEM, and private label automotive replacement parts, accessories, batteries and maintenance items for domestic and imported cars, vans, sport utility vehicles and light and heavy duty trucks. As of July 11, 2020, we operated 4,819 total stores and 167 branches primarily under the trade names “Advance Auto Parts,” “Autopart International,” “Carquest” and “Worldpac.” We also serve 1,262 independently owned Carquest branded stores.

We were founded in 1929 as Advance Stores Company, Incorporated and operated as a retailer of general merchandise until the 1980s. During the 1980s, we began targeting the sale of automotive parts and accessories to DIY customers. We initiated our Professional delivery program in 1996 and have steadily increased our sales to Professional customers since 2000. We have grown significantly as a result of comparable store sales growth, new store openings and strategic acquisitions.

Advance Auto Parts, Inc., a Delaware corporation, was incorporated in 2001 in conjunction with the acquisition of Discount Auto Parts, Inc. In 2014, we acquired General Parts International, Inc., a privately held company that was a leading distributor and supplier of original equipment and aftermarket automotive replacement products for Professional markets operating under the Carquest and Worldpac trade names.

Our principal executive offices are located at 2635 East Millbrook Road, Raleigh, North Carolina 27604. Our telephone number is (540) 362-4911 and our website is www.AdvanceAutoParts.com. Information posted on our website (except for the SEC filings expressly incorporated by reference herein) is not incorporated into, and is not part of, this prospectus, and any such information should not be relied upon in connection with any investment decision to purchase any debt securities.

RISK FACTORS

Investing in our debt securities involves risks. You should carefully consider the information in Part 1, Item 1A, “Risk Factors,” in our most recent annual report on Form 10-K and any risk factors that we may describe in our quarterly reports on Form 10-Q or current reports on Form 8-K filed subsequently to the annual report on Form 10-K, which risk factors are incorporated by reference in this prospectus, any specific risk factors discussed under the caption “Risk Factors” in any applicable prospectus supplement and/or free writing prospectus or in any document incorporated herein or therein by reference and the other information contained or incorporated by reference in this prospectus or any applicable prospectus supplement and/or free writing prospectus, before making a decision to invest in our debt securities. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any such risks and uncertainties actually occur, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected, the market price of our debt securities could decline and you could lose all or part of your investment. See “Incorporation of Certain Information by Reference.”

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, we intend to use the proceeds we receive from the sale of debt securities that may be offered hereby for general corporate purposes, which may include the repayment or refinancing of borrowings and other indebtedness. Additional information on the use of net proceeds from the sale of any debt securities offered hereby may be set forth in any prospectus supplement relating to such offering.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of any debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in any applicable prospectus supplement, any debt securities will be our direct, unsecured obligations and may be issued in one or more series. Any debt securities issued by us may be guaranteed by one or more of our U.S. subsidiaries, each of which we refer to in this section as a guarantor.

Any debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The indenture has been filed as an exhibit to this registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate the summarized provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Advance,” “we,” “our” or “us” refer to Advance Auto Parts, Inc., excluding our subsidiaries and their respective operations, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in any applicable prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of any debt securities, if applicable:

•	the title of any debt securities and whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of such series;

•	the purchase price for any debt securities and the denominations of any debt securities, if other than denominations of $2,000 or any integral multiple of $1,000;

•	if not the entire principal amount of any debt securities, the portion of the principal amount payable upon acceleration of the maturity of any debt securities or how this portion will be determined;

•	the date or dates upon which any debt securities are payable and whether the stated maturity date may be extended or the method used to determine or extend those dates;

•

the interest rate or rates, which may be fixed or variable, that any debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated, if other than that of a 360-day year of twelve 30-day months;

•	any optional or mandatory redemption provisions and the price or prices at which, and terms and conditions upon which, any debt securities may or must be redeemed;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem any debt securities;

•	if other than U.S. dollars, the currency or currencies of any debt securities;

•

whether the amount of payments of principal, premium or interest, if any, on any debt securities will be determined with reference to an index or formula or other method and how these amounts will be determined;

•	any trustee, authenticating agent, paying agent, transfer agent, service agent or registrar;

•	the applicability of defeasance provisions of the indenture and any provisions in modification of, in addition to, or in lieu of, any of these provisions;

•	any provisions granting special rights to the holders of any debt securities upon the occurrence of specified events;

•	any changes or additions to the events of default or covenants contained in the indenture;

•	the terms of any guarantees by any of our subsidiaries;

•	whether any debt securities will be subordinated and the terms of the subordination provisions that will apply to any debt securities; and

•	any other specific terms of any debt securities not inconsistent with the indenture.

Restrictive Covenants

We will set forth in any applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Provisions Relating Only to Senior Debt Securities

Any senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt. Any senior debt securities will be effectively subordinated to all of our secured debt and to all debt, including trade debt, of our subsidiaries, except as to subsidiaries that guarantee the debt.

Provisions Relating Only to Subordinated Debt Securities

Any subordinated debt securities will rank junior in right of payment to all of our senior indebtedness, which includes all notes or other evidences of debt not expressed to be subordinate or junior in right of payment to any of our other debt. Any unsubordinated debt will be structurally subordinated to all debt, including trade debt, of our subsidiaries, except as to subsidiaries that guarantee the debt.

If the offered securities are subordinated debt securities, the applicable supplemental indenture may provide that no cash payment of principal, interest and any premium on the subordinated debt securities may be made, and no subordinated debt securities may be redeemed or retired:

•	if we fail to pay when due any amounts on any senior indebtedness;

•	if our property is, or we are, involved in any voluntary or involuntary liquidation or bankruptcy; and

•	in other instances specified in the applicable supplemental indenture.

Events of Default

Unless otherwise specified in any applicable prospectus supplement, the following will be events of default with respect to any series of debt securities or guarantees:

•	default for 30 days in the payment when due of interest on any debt securities;

•	default in payment when due of, the principal of or redemption price on, any debt securities;

•	default in the performance of or breach of various covenants after applicable notice and/or grace periods;

•	a default on other indebtedness, under certain circumstances;

•	various events of bankruptcy or insolvency with respect to us; and

•	if applicable, a subsidiary guarantee is found to be invalid or unenforceable, or is denied or disaffirmed.

Any applicable prospectus supplement will describe any additional events of default.

If an event of default occurs with respect to debt securities of a series then outstanding and is continuing, then the trustee or the holders of not less than 25% in principal amount of any debt securities of that series then outstanding, by a notice in writing to us (and to the trustee if given by the holders), may, and the trustee at the request of such holders will, declare the principal amount (or, if any debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of, premium, if any, and accrued interest on all of any debt securities of that series to be due and payable immediately, and the same (or specified portion thereof) shall become immediately due and payable. No such notice would be required for an event of default that is a bankruptcy or insolvency event. A declaration of default under the indenture or under other payment obligations could give rise to cross-defaults and acceleration with respect to any debt securities or such other payment obligations.

At any time after a declaration of acceleration with respect to debt securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, the holders of a majority in principal amount of any debt securities of that series (or of all series, as the case may be) then outstanding, by written notice to us and the trustee, may rescind such declaration and its consequences under the circumstances specified in the applicable indenture.

Subject to the provisions of the indenture relating to the duties of the trustee, in the case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless such holders will have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities.

No holder of any debt securities of any series or any related coupons will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

•	the holder has previously given written notice to the trustee of a continuing event of default with respect to any debt securities of that series;

•

the holders of not less than 25% in principal amount of any debt securities of that series then outstanding will have made written request to the trustee to institute proceedings in respect of the event of default in its own name as trustee under the indenture;

•	such holder or holders have offered to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute any such proceeding; and

•

no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority or more in principal amount of any debt securities of that series then outstanding.

However, no holder of any debt securities has the right under the indenture to affect, disturb or prejudice the rights of any other holders of debt securities of the same series, to obtain or seek to obtain priority or preference over any other of such holders or to enforce any right under the indenture, except in the manner as may be provided in the indenture and for the equal and ratable benefit of all holders of debt securities of the same series.

Every year we will be required to deliver to the trustee a certificate as to our performance of our obligations under the indenture and any defaults.

Modification and Waiver

The indenture provides that we and the trustee may amend or supplement the indenture or any debt securities without notice to, or the consent of, any holder for clarification, corrections and legal compliance purposes, including as follows:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated debt securities in addition to, or in place of, certificated debt securities;

•	to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture;

•	to make any change that does not adversely affect the interests thereunder of any holder in any material respect;

•

to qualify the indenture under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, or to comply with the requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act;

•	to provide for the assumption by a successor of our or any our subsidiary guarantor’s obligations under the indenture as permitted thereunder;

•	to add guarantors with respect to the notes;

•	to add to our covenants;

•	to add any additional events of default;

•	to secure any debt securities;

•	to establish the form or terms of debt securities; and

•	to evidence the appointment of a successor trustee under the indenture.

The indenture provides that we and the trustee may make modifications and amendments to the indenture and waive past defaults with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the outstanding debt securities in a series; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

•	reduce the rate of or extend the time of payment for interest on any debt security;

•	reduce the principal amount or extend the stated maturity of any debt security;

•	reduce the redemption price of any debt security or add redemption provisions to any debt security;

•	make any debt security payable in money other than that stated in the indenture or the debt security;

•	impair the right to receive, and to institute suit for the enforcement of, any payment of any debt security;

•	other than in accordance with the terms of the indenture, eliminate any existing subsidiary guarantee of any debt security;

•	reduce the stated percentage of outstanding debt securities, the consent of whose holders is necessary to modify, supplement or amend the indenture or waive a past default; or

•	make any change to the amendment and waiver provisions of the debt security.

Any applicable prospectus supplement may describe other provisions with respect to amendments or supplements to the indenture in respect of one or more series of debt securities.

Governing Law

Any issued debt securities will be, and the indenture is, governed by the laws of the state of New York without regard to conflicts of laws principles thereof.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in any applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

The indenture provides that we will be deemed to have paid, and will be discharged from, any and all obligations in respect of any issued series of debt securities and the provisions of the indenture, or will be released from our obligations to comply with covenants relating to those debt securities, as described above or in any applicable prospectus supplement (which may include obligations concerning subordination of our subordinated debt securities), if:

•

we have irrevocably deposited with the trustee, in trust, money and/or U.S. government obligations that through the payment of interest and principal in respect of those monies and/or U.S. government obligations in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and interest, if any, on the series of debt securities on the stated maturity of such payments and any applicable sinking fund or analogous payments in accordance with the terms of the indenture and any debt securities;

•

we deliver to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due on the deposited U.S. government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest if any, on the series of debt securities on the stated maturity of such payments;

•	such defeasance will not result in a breach, or constitute a default, under the indenture or any other of our material agreements;

•

we have delivered to the trustee either (i) an opinion of counsel to the effect that holders will not recognize additional income, gain or loss for U.S. federal income tax purposes as a result of our exercise of the covenant defeasance or (ii) an opinion of counsel based on a ruling directed to the trustee received from the U.S. Internal Revenue Service or based on a change of law to the same effect as the aforementioned opinion of counsel in the case of our exercise of full defeasance; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all the conditions precedent to full defeasance have been complied with.

In the event we exercise our option to omit compliance with certain covenants and provisions of the indenture with respect to a series of debt securities and any debt securities are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on any debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on any debt securities at the time of the acceleration resulting from such event of default; however, we will remain liable for such payments.

We cannot defease our obligations to register the transfer or exchange of our debt securities; replace our debt securities that have been stolen, lost or mutilated, maintain paying agencies or hold funds for payment in trust. We may not defease our obligations if there is a continuing event of default on securities issued under the applicable indenture.

Guarantees

Any debt securities of any series that we issue and our obligations under the indenture may be guaranteed by one or more of our U.S. subsidiaries. However, any indenture governing any series of guaranteed debt securities will not require that any of the subsidiaries be a guarantor of such guaranteed debt securities. As a result, the guarantors of any series of our guaranteed debt securities may differ from the guarantors of any other series of our guaranteed debt securities. In the event we issue a series of guaranteed debt securities, the specific guarantors of any debt securities of that series will be identified in any applicable prospectus supplement.

Unless otherwise provided in the applicable prospectus supplement relating to a series of guaranteed debt securities, each guarantor of any debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium and interest, if any, on, and any other amounts payable with respect to, each debt security of such series and the due and punctual performance of all of our other obligations under the indenture with respect to any debt securities of such series, all in accordance with the terms of such debt securities and the indenture.

Notwithstanding the foregoing, unless otherwise provided in the applicable prospectus supplement relating to a series of guaranteed debt securities, the indenture contains provisions to the effect that the obligations of each guarantor under its guarantees and the indenture will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and the indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of any debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

Unless otherwise expressly stated in any applicable prospectus supplement, each guarantee will be the unsubordinated and unsecured obligation of the applicable guarantor and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness and guarantees of such guarantor. Each guarantee (other than a secured guarantee) will be effectively subordinated to all existing and future secured indebtedness and secured guarantees of the applicable guarantor to the extent of the value of the collateral securing that indebtedness and those guarantees. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any guarantor that has provided an unsecured guarantee of any debt securities, the holders of that guarantor’s secured indebtedness and secured guarantees will be entitled to proceed directly against the collateral that secures that secured indebtedness or those secured guarantees, as the case may be, and such collateral will not be available for satisfaction of any amount owed by such guarantor under its unsecured indebtedness and unsecured guarantees, including its unsecured guarantees of any debt securities, until that secured debt and those secured guarantees are satisfied in full. Unless otherwise provided in any applicable prospectus supplement, the indenture does not limit the ability of any guarantor to incur secured indebtedness or issue secured guarantees.

Global Securities

We may issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. All debt securities represented by the same global security have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in any applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of any debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause any debt securities to be registered its name, and cannot obtain certificates for its interest in any debt securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to its own bank or broker for payments on any debt securities and protection of its legal rights relating to any debt securities;

•

an investor may not be able to pledge its interest in a global security in circumstances where certificates representing any debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. The investor’s or bank may also require the investor to use immediately available funds when purchasing or selling interests in a global security; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Generally, a global security will be terminated and interests in it will be exchanged for certificates in non-global form, referred to as certificated securities, only in the following instances:

•	if the depositary notifies us and the trustee that it is unwilling or unable to continue as depositary for that global security;

•	if the depositary ceases to be a clearing agency and we do not appoint another institution to act as depositary within 90 days;

•	if we determine that we wish to terminate that global security; or

•

if an event of default (discussed above under the caption “—Events of Default”) has occurred with regard to any debt securities represented by that global security and has not been cured or waived, and the owner of beneficial interests in the global security requests that certificated securities be delivered.

Any applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. If a global security is terminated, only the depositary, and neither we nor the applicable trustee, is responsible for deciding the names of the institutions in whose names any debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agent

Unless specified otherwise in any applicable prospectus supplement, in the event certificated registered debt securities are issued, the holders of certificated registered debt securities will be able to receive payments of principal and interest on their debt securities at the office of the paying agent. All payments of interest may be received at the offices of such paying agent upon presentation of certificated debt securities, and all payments of principal may be received at such offices upon surrender of any debt securities. We also have the option of mailing checks or making wire transfers to the registered holders of any debt securities. Unless otherwise specified in any applicable prospectus supplement, we will maintain a paying agent in the City of New York at all times for any series of debt securities for which payments are to be made, if and so long as such debt securities remain outstanding.

PLAN OF DISTRIBUTION

We may sell the offered debt securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers, and their compensation, in the applicable prospectus supplement.

LEGAL MATTERS

White & Case LLP will pass upon certain legal matters relating to the registration of the debt securities registered hereby. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, and the effectiveness of Advance Auto Parts, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph regarding our adoption of Accounting Standards Update 2016-02, Leases (Topic 842) and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from our website at www.AdvanceAutoParts.com or from the SEC’s website at www.sec.gov. The information on or accessed through our website is not incorporated by reference into and is not made a part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus, and later information that we file with the SEC will automatically update and supersede this information. This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents that are “furnished”):

•	our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed with the SEC on February 18, 2020;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended April 18, 2020 and July 11, 2020, filed with the SEC on May 19, 2020 and August 18, 2020, respectively; and

•	our Current Reports on Form 8-K, filed with the SEC on March 4, 2020, March 20, 2020, April 13, 2020, April 17, 2020, May 21, 2020 and August 13, 2020.

All other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of an offering made pursuant to this prospectus, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this registration statement from the date of the filing of such documents.

Advance Auto Parts, Inc.